Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2022, relating to the financial statements of AppLovin Corporation appearing in the Annual Report on Form 10-K of AppLovin Corporation for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 11, 2022